EXHIBIT 99.3
AMERICAN REPROGRAPHICS COMPANY EXECUTIVES WAIVE
2006 PERFORMANCE BONUS
~ Recent debt refinancing would have resulted in higher-than-anticipated bonus ~
GLENDALE, California (March 23, 2006) — American Reprographics Company (NYSE: ARP), the nation’s leading provider of reprographics services and technology today announced that S. Chandramohan, Chairman and CEO, and K. Suriyakumar, President and COO, have entered into an amendment to their respective employment agreements to waive the mandatory performance bonus provision for 2006.
As a result of the Company refinancing its Second Lien Credit and Guaranty Agreement in December 2005, which is expected to save the Company more than $8 million annually on a pre-tax basis, bonuses to Chandramohan and Suriyakumar could have been significantly higher than originally contemplated by the Company.
“Given the recent debt refinancing, we realized the formula for calculating our performance bonuses is no longer consistent with the company’s objectives to deliver value to its shareholders,” said Chandramohan.
The Company’s Board of Directors Compensation Committee Chairman, Manuel Perez de la Mesa, said, “The Compensation Committee has reviewed the potential impact of the performance bonus plans for Messrs. Chandramohan and Suriyakumar and approved the proposed change in their employment agreements. We believe this to be in the best interests of both the Company and of the shareholders.”
About American Reprographics Company
American Reprographics Company is the leading reprographics company in the United States providing business-to-business document management services to the architectural, engineering and construction, or AEC industries. The Company provides these services to companies in non-AEC industries, such as technology, financial services, retail, entertainment, and food and hospitality, which also require sophisticated document management services. American Reprographics Company provides its core services through its suite of reprographics technology products, a network of more than 200 locally-branded reprographics service centers across the U.S., and on-site at their customers’ locations. The Company’s service centers are arranged in a hub and satellite structure and are digitally connected as a cohesive network, allowing the provision of services both locally and nationally to more than 65,000 active customers.

Contacts:
David Stickney	Jason Golz
Director of Corporate Communications	Financial Dynamics
Phone: 925-949-5100	Phone: 415-439-4532
Email: dstickney@e-arc.com	Email: jgolz@fd-us.com